Exhibit 3.1

Explanatory Note: This exhibit is being filed pursuant to Item 601(b)(3)(i) of Regulation S-K which requires a conformed version of our charter reflecting all amendments in one document. Therefore, the document below reflects the Amended and Restated Articles of Incorporation of Strattec Security Corporation as filed with the Wisconsin Department of Financial Institutions on February 22, 1995 (i) revised for the first amendment filed with the Wisconsin Department of Financial Institutions on October 10, 2019, (ii) further revised for the second amendment filed with the Wisconsin Department of Financial Institutions on October 22, 2021, and (iii) further revised for the third amendment filed with the Wisconsin Department of Financial Institutions on October 23, 2024. The signature page hereto has been omitted for clarity.

CONFORMED VERSION OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STRATTEC SECURITY CORPORATION

AS AMENDED

ARTICLE I

Name

The name of the Corporation is STRATTEC SECURITY CORPORATION.

ARTICLE II

Purposes

The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law (“WBCL”).

ARTICLE III

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 18 million shares, consisting of one class only, designated as “Common Stock,” of the par value of $.01 per share.

ARTICLE IV

Preemptive Rights

No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

Board of Directors

(1)
The authorized number of directors of the corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors.

At each annual meeting of shareholders, directors shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the year following the year of their election.

Exhibit 3.1

No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

(2)
Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.
(3)
Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of directors.
(4)
Each director shall be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present except in a contested election of directors, in which case such directors will be elected by a plurality of the votes cast by the shares entitled to vote at a meeting.

ARTICLE VI

Shareholder Consent Actions

Action required or permitted by the WBCL to be taken at a shareholders meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting shares with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the Corporation for inclusion in its corporate records.

Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the Corporation, unless the consent specifies a different effective date.

ARTICLE VII

Registered Office and Agent

The address of the initial registered office of the Corporation is 1000 North Water Street, Suite 2100, Milwaukee, Milwaukee County, Wisconsin 53202 and the name of its initial registered agent at such address is Subsidiary Service, Inc.

ARTICLE VIII

Incorporator

The name and address of the incorporator is James M. Bedore, Esq., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin, 53202.